Exhibit 99.2

August 29, 2006

Harry G. Mitchell

47 Wampanoag Drive

Franklin, MA 02038

Dear Harry:

All of us at Sontra Medical Corporation are delighted by the prospect of your joining us. As such, we would like to confirm our offer to you for the position of Vice President of Finance and Chief Financial Officer reporting to me.

As discussed, your initial employment with Sontra will be permanent and on a part-time basis working 2.5 full time days per week until your obligations to MediSpectra are satisfied. You will receive 50% of your annual salary until your employment becomes full time. You will be entitled to benefits as indicated below:

Listed below are the terms of your compensation package that we are pleased to offer:

1.	Salary and Benefits

Salary - $225,000 plus a benefit package that consists of life, AD&D, medical, dental and long term disability insurance coverage, The Company provides 100% of the premium for life, and AD&D insurance. The Company pays 80% for medical and dental coverage with the employee contributing 20%.

2.	Stock Bonus Incentive Plan – You will be eligible to participate in the Company’s annual discretionary employee stock bonus plan in which Sontra common stock valued at up to 10% of your salary may be deposited into your 401k account.

3.	401(k) - The Company has established a 401(k) plan includes company matching stock ownership. You will be eligible to participate in its next enrollment date on October 1, 2006.

4.	Retricted Stock Grant – You will be granted 42,000 shares of Sontra Medical Corporation common stock under a Restricted Stock Agreement under the Company’s stock option plan.

5.	Vacation & Holidays – You will be entitled to Company designated holidays defined by the Company and will accrue 1.25 days of paid vacation per month worked in each calendar year, up to a maximum of 15 days each year.

As part of your employment with Sontra, you will agree to non-compete and confidentiality covenants and are considered an employee at will. In addition, you will be required to sign a confidentiality agreement which directs you to return all proprietary information to Sontra and prohibits you from disclosing such information to any third party for a period of five (5) years.

We look forward to you starting with us on September 4, 2006. If you are in agreement with these terms, please sign in the space provided below. Keep one copy for your files and return the other to Karen Cowgill.

Sincerely,

/s/ Thomas W. Davison, Ph.D. Thomas W. Davison, Ph.D.
CEO

CC: Karen Cowgill

/s/ Harry G. Mitchell
Harry G. Mitchell

August 30, 2006
Date